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                                                                    Exhibit 4.03

                       NONQUALIFIED STOCK OPTION AGREEMENT

                       UNDER THE 1997 STOCK INCENTIVE PLAN


         QDB Solutions, Inc. (the "Company"), a Massachusetts corporation, hereby grants, effective as of _____________ (the "Effective Date"), to ____________ (the "Optionee") the right and option (the "Option") to purchase up to __________ shares of its Common Stock, $.0001 par value, at a price of $______ per share (the "Exercise Price"), subject to the following terms and conditions.

         1. RELATIONSHIP TO PLAN. The Option is granted pursuant to the Company's 1997 Stock Incentive Plan (the "Plan"), and is in all respects subject to the terms and conditions of the Plan, a copy of which has been provided to the Optionee (the receipt of which the Optionee hereby acknowledges). Capitalized terms used and not otherwise defined in this Agreement are used as defined in the Plan. The Optionee hereby accepts the Option subject to all the terms and provisions of the Plan (including without limitation provisions relating to expiration and termination of the Option and adjustment of the number of shares subject to the Option and the exercise price therefor). The Optionee further agrees that all decisions under and interpretations of the Plan by the Company shall be final, binding, and conclusive upon the Optionee and his or her successors, permitted assigns, heirs, and legal representatives.

         2. VESTING. The Option shall vest and become exercisable only as follows, provided, in each case, that the Optionee continues to be employed by the Company or a Subsidiary (as defined in the Plan) of the Company on each applicable vesting date:

                              Number (or Percentage) of Shares
         Date                   for which Option Exercisable
         ----                   ----------------------------
                                            25%

                                            25%

                                            25%

                                            25%


         3. TERMINATION OF OPTION.

         (a) The Option shall terminate on the earlier of (x) _____________, 2007, and (y) if the Optionee's employment with the Company or a Subsidiary terminates for any reason, the applicable date determined from the following table:



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                                                             QDB Solutions, Inc.
                                             Nonqualified Stock Option Agreement


                  Reason for Termination
                  of Employment                      Option Termination Date(1)
                  -------------                      --------------------------
         (i)      death of employee                  Twelve months thereafter

         (ii)     total and permanent                Twelve months thereafter
                  disability of employee
                  (as defined in Section
                  22(e)(3) of the Internal
                  Revenue Code of 1986,
                  as amended)

          (iii)   termination of employment          Three months thereafter
                  for any other reason

Military or sick leave shall not be deemed a termination of employment provided that it does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or by contract.

         (b) If this Option has not earlier terminated pursuant to paragraph (a) of this Section3, upon the termination of the Optionee's employment with the Company or a Subsidiary, (i) the Option, with respect to any shares of Common Stock issuable pursuant to the Option which have not become vested pursuant to Section2 as of the date of such termination of employment, shall irrevocably expire and the Optionee shall not have any right to purchase such shares of Common Stock issuable pursuant to the Option, (ii) the Company shall have the right to terminate the Option with respect to any shares of Common Stock which have become vested pursuant to Section2 but which have not been purchased by the Optionee by paying to the Optionee an amount equal to the Fair Market Value of such shares as of the date of the termination of employment minus the Exercise Price of such shares, and (iii) the Company shall have the right to purchase from the Optionee all of the shares of Common Stock previously issued pursuant to the Option at a price equal to the Fair Market Value as of the date of repurchase of such shares.

         4. "LOCK-UP" AGREEMENT. The Optionee agrees that upon the Company's request at any time, whether before or after the exercise of the Option, the Optionee shall enter into an agreement pursuant to which, if the Company

------------------

(1) These are the maximum post-termination exercise periods allowable for incentive stock option treatment under applicable federal income tax laws. They do not apply to Nonqualified Stock Options, and are shown here only for purposes of comparison with the Company's (new) standard form of incentive stock option agreement. Nonqualified Stock Options may be made to terminate before or after the illustrative dates shown.



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deems it necessary or desirable to make any public offering of shares of Common
Stock, then without the prior written consent of the Company or the managing underwriter, if any, of any such offering, the Optionee shall not sell, make any short sale of, loan, grant any option for the purchase of, pledge, or otherwise encumber or otherwise dispose of any shares of Common Stock issued or issuable pursuant to the Option, during such period (not to exceed 210 days) commencing on the effective date of the registration statement relating to such offering as the Company may request.

         5. METHODS OF EXERCISE.

         In the event that the Optionee's employment with the Company or a Subsidiary has not been terminated and except as contained in this Section5 or as may otherwise be agreed by the Optionee and the Company, the Option shall be exercisable only by a written notice in form and substance acceptable to the Company (the "Election Notice"), specifying the number of shares to be purchased and accompanied by payment in cash of the aggregate purchase price for the shares for which the Option is being exercised; provided, that the Optionee shall be entitled to pay the Exercise Price for the shares of Common Stock for which the Option is being exercised by surrendering a number of such shares having a Fair Market Value equal to the Exercise Price required to be paid. Thereupon, the Company shall issue to the Optionee such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

         X = Y (A-B)
             -------
                A

Where X = the number of shares of Common Stock to be issued to the Optionee pursuant to this Section 5;

Y        = the number of shares of Common Stock issuable under this Option;

A        = the Fair Market Value for the Common Stock as of the date of the exercise; and

B        = the Exercise Price in effect under this Option at the time the exercise is made pursuant to this Section 5.

         6. CHARACTERIZATION OF OPTION FOR TAX PURPOSES. The Option is intended not to qualify as an "incentive stock option" under the Internal Revenue Code of 1986, as amended, and shall be subject to different tax treatment than that accorded incentive stock options (including the possibility of income tax withholding in accordance with the Plan).




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                                                             QDB Solutions, Inc.
                                             Nonqualified Stock Option Agreement


         7. WITHHOLDING. The Optionee agrees to remit to the Company an amount sufficient to satisfy any federal, state, local or other withholding tax requirements (whether so required to secure for the Company an otherwise available tax deduction or otherwise) if and to the extent required by law prior to the delivery of any certificate or certificates representing shares of Common Stock to be issued upon exercise of the Option.

         8. COMPLIANCE WITH LAWS. The obligations of the Company to sell and deliver Shares upon exercise of the Option are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board or the relevant committee of the Board. If so required by the Board or such committee, no shares shall be delivered upon the exercise of the Option until the Optionee has given the Company a satisfactory written statement that he is purchasing such shares for investment, and not with a view to the sale or distribution of any such shares, and with respect to such other matters as the Board may deem advisable in order to assure compliance with applicable securities laws. All shares issued upon exercise of the Option shall bear appropriate restrictive legends.

         9. GENERAL. The Optionee may not transfer, assign, or encumber any of his or her rights under this Agreement without the prior written consent of the Company, and any attempt to do so shall be void. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law). The captions of the sections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, devisees, and legal representatives.

         IN WITNESS WHEREOF, the Company and the Optionee have executed and delivered this Agreement as an agreement under seal as of the Effective Date.

                                        QDB SOLUTIONS, INC.


                                        By:
                                           ------------------------------------
                                           Name: Jeffrey Averick
                                           Title: President

                                        Optionee

                                        ---------------------------------------




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